Exhibit 21.1

SUBSIDIARIES

Subsidiary	Jurisdiction of Organization	Jurisdiction of Qualification
Ameri and Partners Inc	Delaware	New Jersey, Kansas
Ameri100 Georgia Inc.	Georgia	N/A
Linear Logics, Corp.	Pennsylvania	N/A
WinHire Inc	Delaware	New Jersey
AMERI100 Virtuoso Inc.	Delaware	Kansas
Ameri100 Arizona LLC	Arizona	N/A
Ameri100 California Inc.	Delaware	California, Texas, Louisiana
Ameri Consulting Services Private Ltd.	India	N/A
Bellsoft India Solutions Private Ltd.	India	N/A
BSI Global IT Solutions Inc.	Nova Scotia, Canada	N/A
Bigtech Software Private Limited	India	N/A